SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                          CONSORTIUM G DINA GROUP, INC.
                     (CONSORCIO G GRUPO DINA, S.A. DE C.V.)
                     --------------------------------------
                                (Name of Issuer)


                       SERIES L AMERICAN DEPOSITORY SHARES
                   -------------------------------------------
                         (Title of Class of Securities)

                                   210306-20-5
                                   -----------
                                 (Cusip Number)


                                DECEMBER 31, 1999
                        ---------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

--------------------------                            --------------------------
CUSIP NO. 210306-20-5                 13G                       PAGE 2
--------------------------                            --------------------------

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1         NAME OF REPORTING
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          PHILLIP FROST, M.D.

          SS# ###-##-####
--------------------------------------------------------------------------------
2         Check the appropriate Box if a Member of a Group              (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------------------------------------------------------------------------------
NUMBER OF                   5        SOLE VOTING POWER
SHARES                                        0
BENEFI-                    -----------------------------------------------------
CIALLY                      6        SHARED VOTING POWER
OWNED BY                                      1,726,703
EACH                       -----------------------------------------------------
REPORTING                   7        SOLE DISPOSITIVE POWER
PERSON                                        0
WITH                       -----------------------------------------------------
                            8        SHARED DISPOSITIVE POWER
                                              1,726,703
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,726,703
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                           [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          12.7%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

--------------------------                            --------------------------
CUSIP NO. 210306-20-5                 13G                       PAGE 3
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          FROST-NEVADA, LIMITED PARTNERSHIP

          IRS I.D. #59-2749083
--------------------------------------------------------------------------------
2         Check the appropriate Box if a Member of a Group              (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          NEVADA
--------------------------------------------------------------------------------
NUMBER OF                   5        SOLE VOTING POWER
SHARES                                        0
BENEFI-                    -----------------------------------------------------
CIALLY                      6        SHARED VOTING POWER
OWNED BY                                      1,726,703
EACH                       -----------------------------------------------------
REPORTING                   7        SOLE DISPOSITIVE POWER
PERSON                                        0
WITH                       -----------------------------------------------------
                            8        SHARED DISPOSITIVE POWER
                                              1,726,703
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,726,703
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                           [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          12.7%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

--------------------------                            --------------------------
CUSIP NO. 210306-20-5                 13G                       PAGE 4
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          FROST-NEVADA CORPORATION

          IRS I.D. #59-274-9057
--------------------------------------------------------------------------------
2         Check the appropriate Box if a Member of a Group              (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          NEVADA
--------------------------------------------------------------------------------
NUMBER OF                   5        SOLE VOTING POWER
SHARES                                        0
BENEFI-                    -----------------------------------------------------
CIALLY                      6        SHARED VOTING POWER
OWNED BY                                      1,726,703
EACH                       -----------------------------------------------------
REPORTING                   7        SOLE DISPOSITIVE POWER
PERSON                                        0
WITH                       -----------------------------------------------------
                            8        SHARED DISPOSITIVE POWER
                                              1,726,703
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,726,703
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                           [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          12.7%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------

ITEM 1.

         (a)  NAME OF ISSUER:

              Consorcio G Grupo Dina, S.A. de C.V.

         (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              Tlacoquemecatl 41
              Colonia Del Valle
              03100 Mexico D.F., Mexico

ITEM 2.

         (a) NAME OF PERSONS FILING:

              Phillip Frost, M.D. ("Frost")
              Frost Nevada Limited Partnership ("FNLP")
              Frost Nevada Corporation ("FNC")

         (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              The address of the principal office of Frost is:

              4400 Biscayne Boulevard
              Miami, Florida 33137

              The address of the principal office of FNLP is:

              3500 Lakeside Court, Suite 200
              Reno, Nevada 89509

              The address of the principal office of FNC is:

              3500 Lakeside Court, Suite 200
              Reno, Nevada 89509

         (c) CITIZENSHIP:

              Frost is a United States citizen
              FNLP is a limited partnership organized in the state of Nevada FNC is a Nevada corporation

         (d)  TITLE OF CLASS OF SECURITIES:

              Series L American Depository Shares

         (e)  CUSIP NUMBER:

              210306-20-5

ITEM 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a)    [ ] Broker or dealer registered under section 15 of the Act
                    (15 U.S.C. 78o).

         (b)    [ ] Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c).

         (c)    [ ] Insurance company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c).

         (d)    [ ] Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)    [ ] An investment adviser in accordance with
                    ss.240.13d-1(b)(1)(ii)(E);

         (f)    [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

         (g)    [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

         (h)    [ ] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)    [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)    [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(G).

ITEM 4.  OWNERSHIP:

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owed: 1,726,703*

         (b) Percent of class: 12.7%*

         (c) Number of shares as to which the person has:

                (i) Sole power to vote or to direct the vote: 0

                (ii)   Shared power to vote or to direct vote: 1,726,703*

                (iii)  Sole power to dispose or to direct the disposition of: 0

                (iv)   Shared power to dispose or to direct the disposition of:
                       1,726,703*

----------------------------
* Based on 13,556,422 Series L American Depository Shares outstanding as of December 31, 1998, as reported on the Issuer's Annual Report on Form 20-F for the year ended December 31, 1998 as filed with the Securities and Exchange Commission on June 30, 1999. These Shares are owned of record by one or more of such Reporting Persons. As the sole limited partner of FNLP and the sole shareholder of FNC, the general partner of FNLP, Dr. Frost may be deemed a beneficial owner of the Shares. Record ownership of the Shares may be transferred from time to time among any or all of Dr. Frost, FNLP and FNC. Accordingly, solely for purposes of reporting beneficial ownership of the Shares pursuant to section 13(d) under the Securities Exchange Act of 1934, as amended, each of Dr. Frost, FNLP and FNC will be deemed to be the beneficial owner of Shares held by any of them.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_| .

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable.

ITEM 10.  CERTIFICATION:

         By signing below the undersigned certify that, to the best of the undersigned's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                       /S/ PHILLIP FROST, M.D.
                                       -----------------------------------------
Date: February 17, 2000                Phillip Frost, M.D.


                                       FROST-NEVADA, LIMITED
                                       PARTNERSHIP

                                       *
                                       -----------------------------------------
Date: February 17, 2000                David Moskowitz
                                       President of Frost-Nevada Corporation,
                                       General Partner


                                       FROST-NEVADA CORPORATION


                                       *
                                       -----------------------------------------
Date: February 17, 2000                David Moskowitz
                                       President

*By /S/ PHILLIP FROST, M.D.
    -------------------------------
         Phillip Frost, M.D.
         (Attorney-in-fact pursuant
          to Power of Attorney)

                                  EXHIBIT INDEX

EXHIBIT           DESCRIPTION
-------           -----------

  1               Joint Filing Agreement.

  2 Description of transactions in the Issuer's Series L American Depository Shares by Phillip Frost, M.D.